As filed with the Securities and Exchange Commission on December 12, 2001
                                          Registration No. ________

               SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C. 20549
                           __________
                            FORM S-3
                     REGISTRATION STATEMENT
                              UNDER
                   THE SECURITIES ACT OF 1933
                           ----------
                           CADIZ INC.
     (Exact name of registrant as specified in its charter)

       Delaware                                    77-0313235
 (State or jurisdiction of                      (I.R.S. Employer
incorporation or organization)                 Identification No.)
                     100 Wilshire Boulevard
                           Suite 1600
               Santa Monica, California 90401-1111
                         (310) 899-4700

(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                     Jennifer Hankes Painter
               Vice President and General Counsel
                     100 Wilshire Boulevard
                           Suite 1600
               Santa Monica, California 90401-1111
                         (310) 899-4700

(Name, address, including zip code, and telephone number, including area code, of agent for service)
                        -----------------

                  Copies of communications to:
                   HOWARD J. UNTERBERGER, ESQ.
                   CHRISTINA LYCOYANNIS, ESQ.
                        Miller & Holguin
              1801 Century Park East, Seventh Floor
                  Los Angeles, California 90067
                         (310) 556-1990
                        -----------------

Approximate date of commencement of proposed sale to the public:
 From time to time after the effective date of this Registration
                            Statement

   If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ______

   If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the
following box.   X
               ----
   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. _____

   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. _____

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ____


                 CALCULATION OF REGISTRATION FEE

    Title of                      Proposed
  Each Class                      Maximum      Proposed
 of Securities       Amount       Offering     Maximum      Amount of
    to be            to be         Price      Aggregate    Registration
 Registered       Registered      Per Unit  Offering Price     Fee
 -----------     --------------   --------  --------------  -----------
Common Stock,
Par  Value
$.01  Per
Share         1,623,184 Shares(1) $ 7.91(2) $12,839,385.44 $ 3,068.61

Warrants for
the Purchase
of Common
Stock           215,000 Warrants(3)
_______________________________

(1) The shares of common stock which may be offered by the selling securityholders pursuant to this registration statement include but are not limited to: (i) up to 215,000 shares of common stock issuable upon the exercise of warrants (the "Warrants"); (ii) up to 684,092 shares of common stock (x) issuable upon the conversion of $3,750,000 principal amount of Series E-1 Convertible Preferred Stock and/or (y) issuable as stock dividends on the Series E-1 Convertible Preferred Stock; and (iii) up to 684,092 shares of common stock (x) issuable upon the conversion of $3,750,000 principal amount of Series E-2 Convertible Preferred Stock and/or (y) issuable as stock dividends on the Series E-2 Convertible Preferred Stock. In addition to the shares of common stock set forth in the table above, the amount to be registered includes an indeterminate number of additional shares of common stock which may become issuable by virtue of the application of anti-dilution provisions of the Warrants, Series E-1 Convertible Preferred Stock and Series E-2 Convertible Preferred Stock. Such additional shares are covered by this registration statement in accordance with Rule 416 of Regulation C under the Securities Act of 1933.

(2) Estimated solely for the purpose of calculating the registration fee, and based, pursuant to Rule 457(c), on the average of the high and low prices of the Registrant's common stock as reported by Nasdaq for December 6, 2001, which date is within five business days prior to the initial filing date of this registration statement.

(3) No fee for registration of the Warrants is required by virtue of the last sentence of Rule 457(g).

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.


PROSPECTUS

          DATED December 12, 2001 SUBJECT TO COMPLETION

                           CADIZ INC.
 WARRANTS FOR THE PURCHASE OF 215,000 SHARES OF COMMON STOCK AND
 1,623,184 SHARES OF COMMON STOCK, INCLUDING 1,583,184 SHARES OF
      COMMON STOCK UNDERLYING WARRANTS AND PREFERRED STOCK

     The selling securityholders are offering and selling warrants to purchase 215,000 shares of common stock and 215,000 shares of common stock issuable upon the exercise of these warrants, plus an additional 1,408,184 shares of common stock, 1,368,184 of which are issuable upon conversion of, or as payment of stock dividends on, Cadiz's newly issued Series E-1 and Series E-2 Convertible Preferred Stock. We do not know when or how the selling securityholders intend to sell their shares or warrants or what the price, terms or conditions of any sales will be. The selling securityholders may sell the shares or warrants directly or through underwriters, dealers or agents, who may receive compensation. The selling securityholders may sell the shares or warrants in privately negotiated transactions and may also sell the shares in market transactions. Cadiz will not receive any proceeds from the sale of the shares or warrants by the selling securityholders. However, Cadiz will receive the exercise price of the warrants if and when they are exercised, unless the warrants are exercised pursuant to a "cashless exercise" provision, as described in the section of this prospectus called "Description of Securities" on page 2.

     The warrants entitle the holders to purchase common stock at varying exercise prices per share, subject to adjustment if certain events occur. For a more detailed description of the terms of the warrants, please see the section of this prospectus called "Description of Securities" on page 2.

     Cadiz's common stock is traded on the Nasdaq National Stock
Market System under the symbol "CLCI."  On December 11, 2001, the last reported sale price of our common stock on Nasdaq was $8.28.
                           ___________

     AN INVESTMENT IN THESE SECURITIES IS RISKY. YOU SHOULD PURCHASE THESE SECURITIES IF YOU CAN AFFORD TO LOSE YOUR ENTIRE INVESTMENT. PLEASE SEE THE RISK FACTORS BEGINNING ON PAGE 4 T0 READ ABOUT CERTAIN FACTORS YOU SHOULD CONSIDER BEFORE BUYING SHARES OF COMMON STOCK OR WARRANTS TO PURCHASE COMMON STOCK.
                           ___________

  NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR  ANY STATE
   SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS
  PROSPECTUS.  ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL
                            OFFENSE.

      The date of this prospectus is ______________, 200__.

                        TABLE OF CONTENTS
                                                  Page

Notice About Forward Looking Statements. . . . . . . . . . . . i

About Cadiz and Sun World. . . . . . . . . . . . . . . . . . . 1

Recent Developments. . . . . . . . . . . . . . . . . . . . . . 2

Description of Securities. . . . . . . . . . . . . . . . . . . 2

Risk Factors. . . . . . . . . . . . . . . . . . . . . . . . . .4

Use of Proceeds. . . . . . . . . . . . . . . . . . . . . . . . 9

Sales by Selling Securityholders. . . . . . . . . . . . . . . 10

Plan of Distribution. . . . . . . . . . . . . . . . . . . . . 12

Legal Matters. . . . . . . . . . . . . . . . . . . . . . . . .14

Experts. . . . . . . . . . . . . . . . . . . . . . . . . . . .14

Where You Can Find More Information. . . . . . . . . . . . . .14


             NOTICE ABOUT FORWARD-LOOKING STATEMENTS


     Information presented in this prospectus, and in other documents which are incorporated by reference in this prospectus under the section of this prospectus entitled "Where You Can Find More Information," that discusses financial projections, information or expectations about our business plans, results of operations, products or markets, or otherwise makes statements about future events, are forward-looking statements. Forward-looking statements can be identified by the use of words such as "intends," "anticipates," "believes," "estimates," "projects," "forecasts," "expects," "plans," and "proposes." Although we believe that the expectations reflected in these forward-looking statements are based on reasonable assumptions, there are a number of risks and uncertainties that could cause actual results to differ materially from these forward-looking statements. These include, among others, the cautionary statements in the "Risk Factors" section of this prospectus beginning on page 4. These cautionary statements identify important factors that could cause actual results to differ materially from those described in the forward-looking statements. When considering forward-looking statements in this prospectus, you should keep in mind the cautionary statements in the "Risk Factors" section and other sections of this prospectus, and other cautionary statements in documents which are incorporated by reference in this prospectus under the section of this prospectus entitled "Where You Can Find More Information."


                    ABOUT CADIZ AND SUN WORLD

     Cadiz's primary businesses consist of water resource management and agricultural operations on both a domestic and international scope. Our assets encompass landholdings with high-quality groundwater resources, prime agricultural properties located throughout central and southern California with secure and reliable water rights, and other contractual water rights. We believe that our access to water provides us with a competitive edge both as a major agricultural concern and as a supplier of water.

     Our wholly-owned subsidiary, Sun World International, Inc., is one of the largest developers, growers, packers and marketers of proprietary fruits and vegetables in California. Sun World also adds valuable water rights to our existing water resource management operations. We also hold properties that are underlain by excellent groundwater resources with potential for water storage and supply programs, and agricultural, municipal, recreational and industrial development. We expect to utilize our resources to participate in a broad variety of water storage and supply, transfer, exchange and conservation programs with public agencies and other parties.

     We continually seek to develop and manage our water and agricultural resources for their highest and best uses. We also continue to evaluate acquisition opportunities which are complementary to our current portfolio of water and agricultural resources.

     Our principal executive offices are located at 100 Wilshire
Boulevard, Suite 1600, Santa Monica, California 90401-1111 and our telephone number is (310) 899-4700.

                       RECENT DEVELOPMENTS

     On October 22, 2001 and November 28, 2001, we issued newly authorized Series E-1 Convertible Preferred Stock and Series E-2 Convertible Preferred Stock, respectively, for total consideration of $7,500,000. The proceeds of these financing transactions will be used for general corporate and working capital purposes. We issued the Series E-1 and Series E-2 Convertible Preferred Stock to two indirectly affiliated investment funds, OZ Master Fund, Ltd. and OZF
Credit Opportunities Master Fund, Ltd. As additional consideration in connection with these transactions, Cadiz issued 40,000 shares of common stock and warrants to purchase 215,000 shares of common stock. 70,000 of these warrants are exercisable immediately at an exercise price of $7.50 per share, subject to adjustment in certain circumstances, and expire on October 22, 2004. An additional 70,000 of these warrants are exercisable immediately at an exercise price of $7.50 per share, subject to adjustment in certain circumstances, and expire on November 28, 2004. The remaining 75,000 warrants, which have an exercise price of $7.50, may become exercisable, if at all, at certain times and only if certain conditions occur. See the section of this prospectus called "Description of Securities" on page 2 for a more detailed description of the terms of these warrants.

                    DESCRIPTION OF SECURITIES

     The selling securityholders are selling under this prospectus warrants to purchase up to 215,000 shares of common stock, the common stock issuable upon the exercise of these 215,000 warrants and 1,408,184 additional shares of common stock, 1,368,184 of which are issuable upon conversion of, or as payment of stock dividends on, our Series E-1 and Series E-2 Convertible Preferred Stock.

     The description of our common stock is contained in our registration statement filed with the SEC on Form 8-A on May 8, 1984, as amended by reports on Form 8-K filed with the SEC on May
26, 1988, June 2, 1992 and May 18, 1999.

     The 215,000 warrants covered by this prospectus are held by OZ Master Fund, Ltd. or OZF Credit Opportunities Master Fund, Ltd. 70,000 of these warrants are exercisable immediately at an exercise price of $7.50 per share, subject to adjustment in certain circumstances, and expire on October 22, 2004. An additional 70,000 of these warrants are exercisable immediately at an exercise price of $7.50 per share, subject to adjustment in certain circumstances, and expire on November 28, 2004. 37,500 of the remaining 75,000 warrants are exercisable at an exercise price of $7.50 per share, subject to adjustment in certain circumstances, at certain times and only if we elect to convert our Series E-1 Convertible Preferred Stock into common stock on or prior to October 22, 2002, and the conditions for conversion as set forth in the terms governing our Series E-1 Convertible Preferred Stock are satisfied, including the condition that the closing price for our common stock for any 30 consecutive trading day period ending not more than five trading days prior to submission of a notice of conversion has exceeded $10.50. If we elect to convert our Series E-1 Convertible Preferred Stock, then these 37,500 warrants will be exercisable for a period of three years from the date of conversion. The remaining 37,500 warrants are exercisable at an exercise price of $7.50 per share, subject to adjustment in certain circumstances, at certain times and only if we elect to convert our Series E-2 Convertible Preferred Stock into common stock on or prior to October 22, 2002, and the conditions for conversion as set forth in the terms governing our Series E-2 Convertible Preferred Stock are satisfied, including the condition that the closing price for our common stock for any 30 consecutive trading day period ending not more than five trading days prior to submission of a notice of conversion has exceeded $10.50. If we elect to convert our Series E-2 Convertible Preferred Stock, then these remaining 37,500 warrants will be exercisable for a period of three years from the date of conversion.

     The exercise price and number of shares of common stock which may be purchased upon exercise of any of the warrants held by the OZ Master Fund, Ltd. and OZF Credit Opportunities Master Fund, Ltd. are subject to certain "anti-dilution" adjustments in the event of any:

     * Common stock dividend or other distribution to holders of common stock of additional shares of common stock;

     * Subdivision, reclassification or combination of common stock;

     * Issuance to all holders of common stock of rights or warrants to purchase shares of common stock at a price less than the exercise price of the warrants;

     * Declaration of any dividend outside the ordinary course of business;

     * Issuance of common stock at a price less than the exercise price of the warrants; or

     * Issuance of securities convertible into or exchangeable for shares of common stock at a price less than the exercise price of the warrants.

     In addition, if the registration statement of which this prospectus forms a part is not declared effective by the SEC on or prior to March 28, 2002, then Cadiz is obligated to reduce the exercise price of the 215,000 warrants held by the OZ Master Fund, Ltd. and OZF Credit Opportunities Master Fund, Ltd. and covered by this prospectus by twenty-five cents ($0.25) and will be further obligated to reduce the exercise price by an additional twenty-five cents ($0.25) for each subsequent 30-day period during which the registration statement is not declared effective. However, the exercise price of the warrants will never be less than zero.

     Each of the warrants covered by this prospectus contains a "cashless exercise" provision. This provision allows the warrant holder to pay the exercise price of the warrant by accepting a number of shares of common stock equal to the number of shares of common stock appearing on the face of the warrant multiplied by a fraction, the numerator of which is the excess of the current market price of the common stock over the exercise price of the warrant, and the denominator of which is the current market price of the common stock.

                          RISK FACTORS

     An investment in shares of Cadiz common stock or warrants to purchase shares of Cadiz common stock involves a high degree of risk. You should carefully consider the following factors as well as the other information contained and incorporated by reference in this prospectus before deciding to invest.

     WE HAVE A HISTORY OF OPERATING LOSSES. Our net losses were approximately $7.5 million for the fiscal year ended December 31, 1998, approximately $8.6 million for the fiscal year ended December 31, 1999 and approximately $22.5 million for the fiscal year ended December 31, 2000. We had accumulated deficits of approximately $78.3 million at December 31, 1998, approximately $86.9 million at December 31, 1999 and approximately $109.3 million at December 31, 2000. Until such time, if ever, as we generate significant revenues from our water development projects, our consolidated results of operations will be largely dependent upon the results of our agricultural operations as conducted through our Sun World subsidiary. We cannot predict what effect the operations of Sun World will have on our overall business operations in the next several years.

     OUR BUSINESS IS SUBJECT TO RISKS INHERENT IN AGRICULTURAL OPERATIONS. As a result, we cannot assure you that our agricultural operations will be commercially profitable.
Numerous factors can affect the price, yield and marketability of our crops. Crop prices may vary greatly from year to year as a result of the relationship between production and market demand. For example, the production of a particular crop in excess of demand in any particular year will depress market prices, and inflationary factors and other unforeseeable economic changes may also, at the same time, increase our operating costs. There are also other factors outside of our control that could adversely affect our agricultural operations. These include adverse weather conditions, insects, blight or other diseases, labor boycotts or strikes and shortages of competent laborers. Our operations may also be adversely affected by changes in governmental policies and industry production levels.

     WE MAY NOT BE ABLE TO SUCCESSFULLY IMPLEMENT OUR WATER DEVELOPMENT PROJECTS. We anticipate that we will continue to incur operating losses from our non-agricultural operations until we receive significant revenues from the implementation of our water development projects, including the Cadiz Groundwater Storage and Dry-Year Supply Program. Under the proposed terms of the program, during wet years, the Metropolitan Water District of Southern California will store surplus Colorado River water in the aquifer system underlying our property and during dry years, the stored water, together with indigenous ground water, will be extracted and delivered via a conveyance pipeline to Metropolitan's service area. The completion and profitability of our water development projects are dependent upon a number of factors, including our ability to:

     * Reach agreement with various public water agencies on the final terms of our water storage and supply programs, including agreement with the Metropolitan Water District of Southern California on the final terms of the Cadiz
       Groundwater Storage and Dry-Year Supply Program;

     * Secure additional financing, as described below under the risk factor entitled, "We may not be able to secure the additional financing which we need in order to implement our water development projects";

     * Obtain all necessary regulatory approvals and permits; and

     * Complete the required environmental review process, as described below under the risk factor entitled, "Environmental regulators may not approve the implementation of our water development projects."

  Other factors which may affect the feasibility of our water supply projects include:

     * Litigation by environmental groups to prevent implementation of our water supply projects, as described below under the risk factor entitled, "The implementation of our water supply projects may be delayed if opponents commence litigation;"

    * Unforeseen technical difficulties which could result in construction delays;

    *  Cost increases;

    *  Hydrologic risks of variable water supplies;

    * Risks presented by allocations of water under existing and prospective priorities; and

    * Risks of adverse changes to U.S. federal, state and local laws, regulations and policies.

     ENVIRONMENTAL REGULATORS MAY NOT APPROVE THE IMPLEMENTATION OF OUR WATER DEVELOPMENT PROJECTS. Groundwater development, and the export of surplus groundwater for sale to single entities such as public water agencies, are not subject to regulation by existing statutes, other than general environmental statutes applicable to all development projects. We anticipate that we will obtain the required federal and local environmental regulatory approvals of the Cadiz Groundwater Storage and Dry-Year Supply Program by the spring of 2002 and that the program will be operational within 18 months after we obtain these environmental approvals. However, we cannot assure you that we will be successful in obtaining the necessary environmental approvals, or that even if we obtain these approvals, that we will be successful in implementing the Cadiz Groundwater Storage and Dry-Year Supply Program. Nor can we assure you that we will be able to receive regulatory approvals for, or successfully implement, any of our other water development projects.

     THE IMPLEMENTATION OF OUR WATER SUPPLY PROJECTS MAY BE DELAYED IF OPPONENTS COMMENCE LITIGATION. If we are successful in obtaining the necessary approvals from environmental regulators to implement our water supply projects, including the Cadiz Groundwater Storage and Dry-Year Supply Program, we may face challenges from environmental groups and other opponents of our water supply projects. If these groups commence litigation after environmental regulators approve the Cadiz Groundwater Storage and Dry-Year Supply Program, the implementation of the program may be significantly delayed.

     WE MAY NOT BE ABLE TO SERVICE OUR SUBSTANTIAL INDEBTEDNESS, WHICH MAY RESULT IN A LOSS OF YOUR INVESTMENT IN CADIZ. As of December 11, 2001, Cadiz has approximately $10.1 million of indebtedness outstanding under a term loan and approximately $15 million of indebtedness outstanding under a revolving credit facility. Both of these loans mature on January 31, 2002. Sun World's primary indebtedness includes $115 million outstanding 11-1/4% First Mortgage Notes due April 15, 2004, $5 million of indebtedness under an unsecured term loan and any borrowings it may have at any given time under a $30 million revolving credit facility to meet its significant seasonal working capital needs. As of December 11, 2001, Sun World had no indebtedness outstanding under this revolving credit facility; however, it may make borrowings under this facility in the future. We cannot assure you that we will be able to generate sufficient cash flow to service our indebtedness. The Cadiz indebtedness is secured by substantially all of our non-Sun World assets. The Sun World notes are secured by a first lien on substantially all of the assets of Sun World and its subsidiaries, other than growing crops, crop inventories and accounts receivable, which secure the Sun World revolving credit facility. The Sun World notes are also secured by the stock of Sun World held by Cadiz. If we cannot generate sufficient cash flow to service our indebtedness, or otherwise fail to comply with the covenants of agreements governing our indebtedness, we may default on our obligations. A default on one or more of our loans may result in a loss of our investment in Sun World or a loss of your investment in Cadiz.

     OUR EXISTING CREDIT FACILITIES MAY NOT BE SUFFICIENT TO MEET OUR SEASONAL CASH FLOW REQUIREMENTS AND WE MAY NOT BE ABLE TO SECURE ADDITIONAL FINANCING TO MEET OUR WORKING CAPITAL NEEDS.
Sun World is depending upon a revolving credit facility under which it can borrow up to $30 million and a $5 million unsecured term loan to meet its significant seasonal working capital needs. The Sun World revolving credit facility expired in February 2001 but was renewed through November 30, 2002. We anticipate that we will be able to continue to renew the Sun World revolving credit facility and that credit available under the Sun World revolving credit facility, along with intercompany loans, will be sufficient to meet Sun World's current seasonal cash flow requirements. However, we cannot assure you that we will be successful in renewing the facility, or that if our current lender does not renew the facility or the facility is not sufficient to fund our working capital needs, that we will be able to obtain credit elsewhere. New lenders may be reluctant to extend additional financing due to the substantial amount of our existing indebtedness and the restrictive terms governing this indebtedness. Therefore, we cannot assure you that we will be able to continue to obtain sufficient funding for our working capital, capital expenditures, acquisitions, and other corporate purposes.

     WE MAY NOT BE ABLE TO SECURE THE ADDITIONAL FINANCING WHICH WE NEED IN ORDER TO IMPLEMENT OUR WATER DEVELOPMENT PROJECTS. As we continue to pursue our business strategy, we may require additional financing in connection with our water development projects. Under currently negotiated terms, Cadiz and Metropolitan will equally share the responsibility for funding the design, construction and implementation costs of the capital facilities for the Cadiz Groundwater Storage and Dry-Year Supply Program. We are analyzing alternatives for funding our share of the estimated $150 million cost of the program capital facilities. These funding alternatives include:

     *    long-term financing arrangements; and

     * utilization of monies which we will receive from Metropolitan for its initial purchase of indigenous groundwater or storage rights.

We believe that several alternative long-term financing arrangements are available. However, we cannot assure you that we will be successful in obtaining long-term financing to implement the Cadiz Groundwater Storage and Dry-Year Supply
Program or any of our other water development projects.

     OUR ABILITY TO RECEIVE DIVIDENDS FROM SUN WORLD IS RESTRICTED. Our ability to receive distributions from Sun World's cash flow is restricted by a series of covenants in the indenture governing the Sun World's $115 million of 11-1/4% First Mortgage Notes due April 15, 2004. These covenants do not allow for the payment of dividends unless various financial tests and ratios are met.

     Sun World's agricultural operations are affected by general seasonal trends that are characteristic of the agricultural industry. Sun World has historically received the majority of its net income during the months of June to October following the harvest and sale of its table grape and stonefruit crops. Due to this concentrated activity, Sun World has historically incurred a loss with respect to its agricultural operations in the other months during the year.

     OUR FAILURE TO MAINTAIN COMPLIANCE WITH ENVIRONMENTAL AND OTHER SAFETY REGULATIONS COULD CAUSE A DECLINE IN THE VALUE OF OUR PROPERTIES AND LOWER THE PROFITS OF OUR AGRICULTURAL OPERATIONS. Our agricultural operations are subject to a broad range of evolving federal, state and local environmental laws and regulations. These regulations govern how we handle, store, transport and dispense products identified as hazardous materials which are generated in the normal course of our agricultural operations. If we do not properly comply with environmental regulations governing the handling of our hazardous materials, we may be subject to liability for the cleanup of these substances. The costs of cleanup may be substantial. Our failure to comply with these environmental regulations may also cause a decline in the value of our properties.

     Our agricultural operations are also subject to regulations enforced by the U.S. Food and Drug Administration, the U.S. Department of Agriculture and other federal, state, local and foreign environmental and health authorities. These regulations establish standards for the safety of food products. If we violate these regulations, we may be prevented from selling our agricultural products and become exposed to potential tort liability. These events could have a material adverse effect on the marketing of our agricultural products and on our agricultural business, financial condition and results of operations.

     ENVIRONMENTAL REGULATIONS GOVERNING WATER QUALITY MAY AFFECT THE PRICE AND TERMS UPON WHICH WE SELL OUR SURPLUS WATER OR WATER RIGHTS. Both the U.S. Environmental Protection Agency and the California Department of Health Services promulgate regulations governing water quality standards and maximum contaminant levels. These regulations affect water agencies that supply water directly to consumers. As these regulations affect agencies that may buy or lease water from us, we have agreed to be contractually bound by these regulations. We may not be able to sell our surplus water or water rights to water agencies at optimal prices unless we are able to comply with these water safety regulations. We believe that our water meets current standards; however, changes in standards for certain contaminants, such as arsenic and chromium-6, are possible.

     IF WE ARE UNABLE TO CREATE MARKETPLACE RECOGNITION OF THE HIGH QUALITY OF OUR TRADEMARKED BRANDS OF PRODUCE, OUR AGRICULTURAL BUSINESS MAY BECOME MORE VULNERABLE TO PRICE COMPETITION AND OUR SALES MAY BE REDUCED. The agricultural business is characterized by a limited number of large international food companies, as well as a large number of smaller independent growers and grower cooperatives, including numerous growers from Mexico. No single competitor has a dominant market share in the agricultural industry due to the regionalized nature of these businesses. In order to compete effectively, we emphasize recognition of our trademarked brands and association of these brands with high quality food products. We also maximize our competitive position by focusing on customer service and consumer marketing programs, as well as harvesting our agricultural products at optimal selling times. If our marketing efforts do not generate sufficient demand for our agricultural products, we may have to lower our prices to be competitive with other producers and our sales could be reduced.

     WE MAY NOT BE ABLE TO PRICE OUR WATER ON A COMPETITIVE BASIS IF WE DO NOT DEVELOP COST-EFFECTIVE METHODS OF CONSTRUCTING AND MAINTAINING DELIVERY SYSTEMS FOR OUR SURPLUS WATER. We face competition in the development of water resources associated with our properties from several competitors, some of which have significantly greater resources than we do. Since California has scarce water resources and an increasing demand for available water, we believe that price and reliability of delivery are the principal competitive factors affecting transfers of water in California. We cannot assure you that we will be successful in developing cost-effective methods of constructing and maintaining delivery systems for our surplus water.

     OUR CHARTER DOCUMENTS CONTAIN CERTAIN ANTI-TAKEOVER PROVISIONS AND A RIGHTS PLAN WHICH COULD MAKE IT MORE DIFFICULT FOR THIRD PARTIES TO ACQUIRE OR MAKE A BID FOR THE COMPANY.
These provisions could limit the price that certain investors might be willing to pay in the future for shares of our common stock. In addition, shares of our preferred stock may be issued in the future without further stockholder approval and upon such terms and conditions and having such rights, privileges and preferences, as the Board of Directors may determine. We have recently issued, without stockholder approval, 3,750 shares of Series E-1 convertible preferred stock and 3,750 shares of Series E-2 convertible preferred stock. We also have outstanding 5,000 shares of Series D convertible preferred stock. The rights of the holders of common stock will be subject to, and may be adversely affected by, the rights of the holders of the Series D, Series E-1 and Series E-2 convertible preferred stock and the rights of any holders of preferred stock that may be issued in the future. The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, a majority of our outstanding voting stock. In addition, we have adopted a stockholder rights plan that, along with certain provisions of our Certificate of Incorporation, may have the effect of discouraging certain transactions involving a change of control of our company.

     THE EXERCISE OF OUR CONVERTIBLE SECURITIES MAY DILUTE OUR EARNINGS PER SHARE. The issuance of shares of our common stock upon exercise of outstanding options and warrants and conversion of outstanding preferred stock may have certain dilutive effects, including dilution of our earnings per share.

     THE SALE OF THE SHARES COVERED BY THIS PROSPECTUS MAY CAUSE DOWNWARD PRESSURE ON OUR COMMON STOCK. The registration for resale of common stock under this prospectus increases the number of outstanding shares of our common stock eligible for resale. The sale, or availability for sale, of these shares could cause decreases in the market price of our common stock, particularly in the event that a large number of shares were sold in the public market over a short period of time.

     WE HAVE NOT PAID DIVIDENDS ON OUR COMMON STOCK. To date, we have never paid a cash dividend on common stock, and our ability to pay such dividends is subject to certain covenants pursuant to agreements with our lenders.

                         USE OF PROCEEDS

     We will not receive any proceeds from the sale by the selling securityholders of our common stock or warrants to purchase common stock. However, we will receive an amount equal to the exercise price of the warrants if and when any of these warrants are exercised, unless a selling securityholder exercises its warrants pursuant to a "cashless exercise" provision. This provision allows the securityholder to pay the exercise price of the warrant by accepting a number of shares of common stock equal to the number of shares of common stock appearing on the face of the warrant multiplied by a fraction, the numerator of which is the excess of the current market price of the common stock over the exercise price of the warrant, and the denominator of which is the current market price of the common stock. We intend to use the net proceeds, if any, from the exercise of the warrants for working capital and general corporate purposes. Temporarily, we may invest the net proceeds from the exercise of the warrants, if any, in high grade short term interest bearing investments.

                SALES BY SELLING SECURITYHOLDERS

     The selling securityholders are offering warrants to purchase up to 215,000 shares of Cadiz common stock and the common stock issuable upon the exercise of these 215,000 warrants, plus an additional 1,408,184 shares of Cadiz common stock, of which 1,368,184 shares are issuable upon conversion of, or as payment of stock dividends on, Cadiz's Series E-1 and Series E-2 Convertible Preferred Stock. The following table sets forth, as of the date of the prospectus, the name of the selling securityholders, the number of shares of common stock and warrants to purchase common stock that the selling securityholders beneficially own as of December 4, 2001, the number of shares of common stock and warrants to purchase common stock beneficially owned by the securityholders that may be offered for sale from time to time by this prospectus and the number of shares and percentage of common stock and warrants to purchase common stock to be held by the selling securityholders assuming the sale of all the common stock and warrants to purchase common stock offered by this prospectus.

     As of December 4, 2001, we are indebted in the amount of $5 million to OZ Master Fund, Ltd. and OZF Credit Opportunities Master Fund, Ltd., the selling securityholders. These two funds, together, also own 5,000 shares of our Series D convertible preferred stock, with an initial liquidation value of $5,000,000, 3,750 shares of our Series E-1 Convertible Preferred Stock, with an initial liquidation value of $3,750,000 and 3,750 shares of our Series E-2 Convertible Preferred Stock, with an initial liquidation value of $3,750,000. See the section of this prospectus called "Recent Developments" on page 2. We have been informed by the two funds that each is a holder of some of Sun World's $115 million 11-1/4% First Mortgage Notes due April 15, 2004.

     Except as indicated above, none of the selling securityholders has held any position or office or had a material relationship with Cadiz or any of its affiliates within the past three years other than as a result of the ownership of Cadiz preferred stock and common stock, warrants to purchase Cadiz common stock and Sun World bonds. Cadiz may amend or supplement this prospectus from time to time to update the disclosure set forth herein.

                  Securities                 Securities
                 Beneficially               Beneficially Percentage
    Name of        Owned        Securities     Owned     Ownership
    Selling       Prior to       Offered       After      After
Securityholder   Offering(1)     for sale    Offering(2) Offering(3)
--------------  ------------- ------------- ------------ -----------
OZ Master
  Fund, Ltd.    2,297,122(4)  1,082,122(5)  1,215,000(6)   3.4%(7)
OZF Credit
Opportunities
Master Fund, Ltd. 676,062(8)    541,062(9)   135,000(10)     *(11)

-------------------------
*Less than 1%.

(1) Except as otherwise noted herein, the number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Exchange Act, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares as to which the individual or entity has sole or shared voting power or investment power and also any shares which the individual or entity has the right to acquire within 60 days of the date of this prospectus through the exercise of any stock option or other right.

(2) Assumes the sale of all shares of common stock offered hereby.

(3) Based upon 36,068,334 shares of common stock outstanding as of November 28, 2001.

(4) The 2,297,122 securities beneficially owned by the selling securityholder prior to this offering include the 1,082,122 securities offered for sale by the selling securityholder pursuant to this prospectus and as described in detail in Note 5, plus 1,215,000 additional securities as described in detail in Note 6.

(5) The 1,082,122 securities sold by the selling securityholder under this prospectus include: (i) 26,666 shares of common stock; (ii) up to 456,061 shares of common stock issuable (x) upon the conversion of 2,500 shares of Series E-1 Convertible Preferred Stock held by the selling securityholder and/or (y) in lieu of cash as dividends on 2,500 shares of Series E-1 Convertible Preferred Stock held by the selling securityholder;
     (iii) up to 456,061 shares of common stock issuable upon the conversion of 2,500 shares of Series E-2 Convertible Preferred Stock held by the selling securityholder and/or (y) in lieu of cash as dividends on 2,500 shares of Series E-2 Convertible Preferred Stock held by the selling securityholder; and (iv) warrants to purchase 143,334 shares of common stock and the common stock issuable upon the exercise of such warrants. Of the 143,334 warrants, 46,667 are exercisable immediately at an exercise price of $7.50 per share (subject to adjustment in certain circumstances as described in the section of this prospectus called "Description of Securities" on page 2) and expire on October 22, 2004; 46,667 are exercisable immediately at an exercise price of $7.50 per share (subject to adjustment in certain circumstances as described in the section of this prospectus called "Description of Securities" on page 2) and expire on November 28, 2004; 25,000 are exercisable at an exercise price of $7.50 during a period of three years from the date Cadiz elects to convert all of its outstanding shares of Series E-1 Convertible Preferred Stock into common stock, but only if Cadiz elects to make such conversion on or prior to October 22, 2002 and the conditions for conversion as set forth in the terms governing the Series E-1 Convertible Preferred
     Stock are satisfied, including the condition that the closing price for Cadiz's common stock for any thirty consecutive trading day period ending not more than five trading days prior to submission of a notice of conversion has exceeded $10.50; and 25,000 are exercisable at an exercise price of $7.50 during a period of three years from the date Cadiz elects to convert all of its outstanding shares of Series E-2 Convertible Preferred Stock into common stock, but only if Cadiz elects to make such conversion on or prior to October 22, 2002 and the conditions for conversion as set forth in the terms governing the Series E-2 Convertible Preferred Stock are satisfied, including the condition that the closing price for Cadiz's common stock for any thirty consecutive trading day period ending not more than five trading days prior to submission of a notice of conversion has exceeded $10.50.

(6)  These 1,215,000 securities are comprised of the following:
    (i) 45,000 shares of common stock; (ii) up to 877,500 shares of common stock issuable (x) upon the conversion of 4,500 shares of Series D Convertible Preferred Stock held by the selling securityholder and/or (y) in lieu of cash as dividends on 4,500 shares of Series D Convertible Preferred Stock held by the selling securityholder; and (iii) warrants to purchase 292,500 shares of common stock and the common stock issuable upon the exercise of such warrants. Of the 292,500 warrants, 180,000 are exercisable immediately at an exercise price of $7.75 per share (subject to adjustment in certain circumstances) and expire on December 29, 2003; 67,500 are exercisable at an exercise price of $7.75 during the period from December 31, 2001 to December
    31, 2004, but only if Cadiz does not repay in full a $4,500,000 loan outstanding from the selling securityholder on or prior to December 31, 2001; and 45,000 are exercisable at an exercise price of $7.75 during a period of three years from the date
    Cadiz elects to convert all of its outstanding shares of Series D Convertible Preferred Stock into common stock, but only if Cadiz elects to make such conversion on or prior to December 31, 2001 and the conditions for conversion as set forth in the terms governing the Series D Convertible Preferred Stock are satisfied, including the condition that the closing price for Cadiz's common stock for any thirty consecutive trading day period ending not more than five trading days prior to submission of a notice of conversion has exceeded $12.00. The 1,215,000 securities described in this Note 6 are registered on a registration statement on Form S-3 filed with the Securities and Exchange Commission on January 16, 2001.

(7) Assuming the sale by OZ Master Fund, Ltd. of all 1,215,000 securities described in footnote 6, which are registered on a registration statement on Form S-3 filed with the Securities and Exchange Commission on January 16, 2001, in addition to the sale of the 1,082,122 securities offered for sale by OZ Master Fund, Ltd. hereby, the percentage ownership of OZ Master Fund, Ltd. in Cadiz would equal zero.

(8) The 676,062 securities beneficially owned by the selling securityholder prior to this offering include the 541,062 securities offered for sale by the selling securityholder pursuant to this prospectus and as described in detail in footnote 9, plus 135,000 additional securities as described in detail in footnote 10.

(9) The 541,062 securities sold by the selling securityholder under this prospectus include: (i) 13,334 shares of common stock; (ii) up to 228,031 shares of common stock issuable (x) upon the conversion of 1,250 shares of Series E-1 Convertible Preferred Stock held by the selling securityholder and/or (y) in lieu of cash as dividends on 1,250 shares of Series E-1 Convertible Preferred Stock held by the selling securityholder;
     (iii) up to 228,031 shares of common stock issuable upon the conversion of 1,250 shares of Series E-2 Convertible Preferred Stock held by the selling securityholder and/or (y) in lieu of cash as dividends on 1,250 shares of Series E-2 Convertible Preferred Stock held by the selling securityholder; and (iv) warrants to purchase 71,666 shares of common stock and the common stock issuable upon the exercise of such warrants. Of the 71,666 warrants, 23,333 are exercisable immediately at an exercise price of $7.50 per share (subject to adjustment in certain circumstances as described in the section of this prospectus called "Description of Securities" on page 2) and expire on October 22, 2004; 23,000 are exercisable immediately at an exercise price of $7.50 per share (subject to adjustment in certain circumstances as described in the section of this prospectus called "Description of Securities" on page 2) and expire on November 28, 2004; 12,500 are exercisable at an exercise price of $7.50 during a period of three years from the date Cadiz elects to convert all of its outstanding shares of Series E-1 Convertible Preferred Stock into common stock, but only if Cadiz elects to make such conversion on or prior to October 22, 2002 and the conditions for conversion as set forth in the terms governing the Series E-1 Convertible Preferred
     Stock are satisfied, including the condition that the closing price for Cadiz's common stock for any thirty consecutive trading day period ending not more than five trading days prior to submission of a notice of conversion has exceeded $10.50; and 12,500 are exercisable at an exercise price of $7.50 during a period of three years from the date Cadiz elects to convert all of its outstanding shares of Series E-2 Convertible Preferred Stock into common stock, but only if Cadiz elects to make such conversion on or prior to October 22, 2002 and the conditions for conversion as set forth in the terms governing the Series E-2 Convertible Preferred Stock are satisfied, including the condition that the closing price for Cadiz's common stock for any thirty consecutive trading day period ending not more than five trading days prior to submission of a notice of conversion has exceeded $10.50.

(10) These 135,000 securities are comprised of the following: (i) 5,000 shares of common stock; (ii) up to 97,500 shares of common stock issuable (x) upon the conversion of 500 shares of Series D Convertible Preferred Stock held by the selling securityholder and/or (y) in lieu of cash as dividends on 500 shares of Series D Convertible Preferred Stock held by the selling securityholder; and (iii) warrants to purchase 32,500 shares of common stock and the common stock issuable upon the exercise of such warrants. Of the 32,500 warrants, 20,000 are exercisable immediately at an exercise price of $7.75 per share (subject to adjustment in certain circumstances) and expire on December 29, 2003; 7,500 are exercisable at an exercise price of $7.75 during the period from December 31, 2001 to December 31, 2004, but only if Cadiz does not repay in full a $500,000 loan outstanding from the selling securityholder on or prior to December 31, 2001; and 5,000 are exercisable at an exercise price of $7.75 during a period of three years from the date Cadiz elects to convert all of its outstanding shares of Series D Convertible Preferred
     Stock into common stock, but only if Cadiz elects to make such conversion on or prior to December 31, 2001 and the conditions for conversion as set forth in the terms governing the Series D Convertible Preferred Stock are satisfied, including the condition that the closing price for Cadiz's common stock for any thirty consecutive trading day period ending not more than five trading days prior to submission of a notice of conversion has exceeded $12.00. The 135,000 securities described in this footnote 10 are registered on a registration statement on Form S-# filed with the Securities and Exchange Commission on January
     16, 2001.

(11) Assuming the sale by OZF Credit Opportunities Master Fund,
     Ltd. of all 135,000 securities described in footnote 10, which are registered on a registration statement filed with the Securities and Exchange Commission on January 16, 2001, in addition to the sale of the 541,062 securities offered by OZF Credit Opportunities Master Fund, Ltd. hereby, the percentage ownership of OZ Credit Opportunities Master Fund, Ltd. in Cadiz would equal zero.


                      PLAN OF DISTRIBUTION

     The shares of common stock and warrants to purchase common stock offered by this prospectus will be offered and sold by the selling securityholders named in this prospectus, by their donees or transferees, or by their other successors in interest. Cadiz has agreed to bear the expenses of the registration of the shares and warrants, including legal and accounting fees, other than fees of counsel, if any, retained individually by the selling securityholders, and any discounts or commissions payable with respect to sales of the shares and warrants.

     The selling securityholders from time to time may offer and sell the shares in transactions in the Nasdaq over-the-counter market at market prices prevailing at the time of sale. The selling securityholders from time to time may also offer and sell the shares or warrants in private transactions at negotiated prices. The selling securityholders may sell their shares and warrants directly or to or through broker-dealers who may receive compensation in the form of discounts, concessions or commissions from the selling securityholders or the purchasers of shares for whom such broker-dealers may act as agent or to whom they may sell as principal, or both. Such compensation may be in excess of customary commissions.

     From time to time, the selling securityholders may pledge or grant a security interest in some or all of the shares or warrants which they own. If a selling securityholder defaults in performance of its secured obligations, the pledgees or secured parties may offer and sell the shares or warrants from time to time by this prospectus (except, in some cases, if the pledgees or secured parties are broker-dealers or are affiliated with broker-dealers). The selling securityholders also may transfer and donate shares or warrants in other circumstances. Transferees and donees may also offer and sell the shares or warrants from time to time by this prospectus (except, in some cases, if the transferees or donees are broker-dealers or are affiliated with broker-dealers). The number of shares beneficially owned by a selling securityholder will decrease as and when the selling securityholder transfers or donates its shares or warrants or defaults in performing obligations secured by its shares or warrants. The plan of distribution for the shares and warrants offered and sold under this prospectus will otherwise remain unchanged, except that the transferees, donees, pledgees, other secured parties or other successors in interest will be selling securityholders for purposes of this prospectus. If we are notified that a donee, pledgee or other successor in interest of a selling securityholder intends to sell more than 500 shares of our common stock, we will file a supplement to this prospectus which includes all of the information required to be disclosed by
Item 507 of Regulation S-K. Further, Cadiz will file a post-effective amendment to this registration statement upon any change in the plan of distribution.

     The selling securityholders and any broker-dealers acting in connection with the sale of the shares or warrants covered by this prospectus may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act of 1933, and any commissions received by them and any profit realized by them on the resale of the shares or warrants as principals may be deemed to be underwriting compensation under the Securities Act of 1933.

     Cadiz has agreed to indemnify the selling securityholders against liabilities they may incur as a result of any untrue statement or alleged untrue statement of a material fact in the registration statement of which this prospectus forms a part, or any omission or alleged omission in this prospectus or the registration statement to state a material fact necessary in order to make the statements made not misleading. This indemnification includes liabilities that the selling securityholders may incur under the Securities Act of 1933. Cadiz does not have to give such indemnification if the untrue statement or omission was made in reliance upon and in conformity with information furnished in writing to Cadiz by the selling securityholders for use in this prospectus or the registration statement.

     Cadiz has advised the selling securityholders of the requirement for delivery of this prospectus in connection with any sale of the shares. Cadiz has also advised the selling securityholder of the relevant cooling off period specified by Regulation M and restrictions upon the selling securityholders' bidding for or purchasing securities of Cadiz during the distribution of shares.

TRANSFER AGENT

     The transfer agent for our common stock is Continental Stock
Transfer & Trust Company, New York, New York.

                          LEGAL MATTERS

     Certain legal matters in connection with the issuance of the securities offered hereby will be passed upon for Cadiz by Miller
& Holguin, attorneys at law, Los Angeles, California.


                             EXPERTS

     The financial statements of Cadiz incorporated in this prospectus by reference to the Annual Report on Form 10-K of Cadiz for the year ended December 31, 2000 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of that firm as experts in auditing and accounting.


               WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy and information statements and other information with the Securities and Exchange Commission. Our SEC filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file at the SEC's public reference rooms located at Room 1024, Judiciary Plaza, 450 5th Street, N.W., Washington, D.C. 20549 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. You may obtain information on the operation of the SEC's public reference rooms by calling the SEC at 1-800-SEC-0330.

     The SEC allows us to "incorporate by reference" the information we file with them. This prospectus incorporates important business and financial information about Cadiz which is not included in or delivered with this prospectus. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information.

     We incorporate by reference the following documents:

      *  our Annual Report on Form 10-K for the year ended
         December 31, 2000;

      * our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2001, June 30, 2001, and September 30, 2001;

      *  our Proxy Statement filed on April 10, 2001;

      *  our Current Reports on Form 8-K dated December 28, 2000
         January 8, 2001, January 16, 2001, March 12, 2001, and
         October 22, 2001;

      * the description of our common stock as set forth in our registration statement filed on Form 8-A under the Exchange Act on May 8, 1984, as amended by reports on Form 8-K filed on May 26, 1988, June 2, 1992 and May 10, 1999; and

      *  future filings we make with the SEC under Sections
         13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until all of the shares offered by the selling stockholders have been sold.

     You may obtain a copy of these filings, without charge, by writing or calling us at:

                           Cadiz Inc.
               100 Wilshire Boulevard, Suite 1600
               Santa Monica, California 90401-1111
                  Attention: Investor Relations
                         (310) 899-4700

     If you would like to request these filings from us, please do so at least five business days before you have to make an investment decision.

     You should rely only on the information incorporated by reference or provided in this prospectus. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or the documents incorporated by reference is accurate as of any date other than on the front of those documents.


                             PART II

             INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The Registrant estimates that expenses in connection with the distribution described in this Registration Statement will be as shown below. All expenses incurred with respect to the distribution, except for fees of counsel, if any, retained individually by the selling securityholders and any discounts or commissions payable with respect to sales of the shares, will be paid by Cadiz. See "Plan of Distribution."

          SEC registration fee           $   2,971.63
          Printing expenses                      0.00
          Accounting fees and expenses       4,000.00
          Legal fees and expenses           20,000.00
          Miscellaneous                          0.00
                                         ____________

          Total                          $  26,971.63
                                         ============

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 145 of the Delaware General Corporation Law permits Cadiz's Board of Directors to indemnify any person against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed action, suit or proceeding in which such person is made a party by reason of his being or having been a director, officer, employee or agent of Cadiz, or serving or having served as a director, officer, employee or agent of another entity, in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended (the "Act"). The statute provides that indemnification pursuant to its provisions is not exclusive of other rights of indemnification to which a person may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise.

     Our Bylaws provide for mandatory indemnification of directors and officers of Cadiz, and those serving at the request of Cadiz as directors, officers, employees, or agents of other entities (collectively, "Agents"), to the maximum extent permitted by law. The Bylaws provide that such indemnification shall be a contract right between each Agent and Cadiz.

     The subscription agreements between Cadiz and the purchasers (the "Purchasers") of certain of the securities registered for resale hereunder provide that Cadiz shall indemnify the Purchasers under certain circumstances and the Purchasers shall indemnify Cadiz and controlling persons of Cadiz under certain circumstances, including indemnification for liabilities arising under the Act. Certain of the warrants registered hereunder also include similar indemnification provisions.

     Cadiz's Certificate of Incorporation provides that a director of the company shall not be personally liable to the company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to Cadiz or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit, provided that if the Delaware General Corporation Law is subsequently amended to authorize the further elimination or limitation of the liability of a director, then the liability of a director shall be eliminated or limited to the fullest extent permitted by such law as amended. Cadiz also has purchased a liability insurance policy which insures its directors and officers against certain liabilities, including liabilities under the Act.

ITEM 16.  EXHIBITS, FINANCIAL STATEMENT SCHEDULES, AND REPORTS ON
FORM 8-K.

     The following exhibits are filed or incorporated by reference as part of this Registration Statement.

    4.1 Specimen Form of Stock Certificate for Cadiz common stock(1)

    4.2  Cadiz Certificate of Designations of Series A
         Junior Participating Preferred Stock dated May 11, 1999(2)

    4.3  Cadiz Certificate of Designations of Series D
         Preferred Stock dated December 28, 2000(3)

    4.4 Cadiz Certificate of Correction Filed to Correct the Certificate of Designations of Series D Preferred
         Stock dated December 28, 2000(3)

    4.5  Cadiz Certificate of Designations of Series E-1
         Preferred Stock dated October 22, 2001(4)

    4.6  Cadiz Certificate of Designations of Series E-2
         Preferred Stock dated November 28, 2001

    4.7  Indenture dated as of April 16, 1997 among Sun
         World as issuer, Sun World and certain subsidiaries of Sun World as guarantors, and The Bank of New York, successor in interest to IBJ Whitehall Bank & Trust Company, as trustee, for the benefit of holders of 11-1/4% First Mortgage Notes due 2004 (including as Exhibit A to the Indenture, the form of the Global Note and the form of each Guarantee)(5)

    4.8  Amendment to Indenture dated as of October 9, 1997(6)

    4.9  Amendment to Indenture dated as of January 23, 1998(7)

    4.10 Form of Initial Warrant to Purchase Common Stock of Cadiz issued to each of OZ Master Fund, Ltd. (45,000 shares) and OZF Credit Opportunities Master Fund, Ltd.
         (5,000 shares), respectively(8)

    4.11 Form of Subsequent Warrant to Purchase Common
         Stock of Cadiz issued to each of OZ Master Fund, Ltd.
         (45,000 shares) and OZF Credit Opportunities Master
         Fund, Ltd. (5,000 shares), respectively(9)

    4.12 Form of First Warrant to Purchase Common Stock of
         Cadiz issued to each of OZ Master Fund, Ltd. (135,000 shares) and OZF Credit Opportunities Master Fund, Ltd.
         (15,000 shares), respectively(10)

    4.13 Form of Second Warrant to Purchase Common Stock of
         Cadiz issued to each of OZ Master Fund, Ltd. (67,500 shares) and OZF Credit Opportunities Master Fund, Ltd.
         (7,500 shares), respectively(11)

    4.14 Form of Initial Warrant to Purchase Common Stock of Cadiz issued to each of OZ Master Fund, Ltd. (46,667 shares) and OZF Credit Opportunities Master Fund, Ltd.
         (23,333 shares), respectively

    4.15 Form of Initial Mandatory Conversion Warrant to Purchase Common Stock of Cadiz issued to each of OZ Master Fund, Ltd. (25,000 shares) and OZF Credit Opportunities Master Fund, Ltd. (12,500 shares), respectively

    4.16 Form of Commitment Exercise Warrant to Purchase
         Common Stock of Cadiz issued to each of OZ Master Fund,
         Ltd. (46,667 shares) and OZF Credit Opportunities
         Master Fund, Ltd. (23,333 shares), respectively

    4.17 Form of Commitment Mandatory Conversion Warrant to Purchase Common Stock of Cadiz issued to each of OZ Master Fund, Ltd. (25,000 shares) and OZF Credit Opportunities Master Fund, Ltd. (12,500 shares), respectively

    5.1 Opinion of Miller & Holguin as to the legality of the securities being registered

   23.1   Consent of PricewaterhouseCoopers LLP

   23.2 Consent of Miller & Holguin (included in its opinion filed as Exhibit 5.1)

_____________________________

     (1)  Previously filed as an Exhibit to Cadiz's Quarterly
          Report on Form 10-Q for the quarter ended September 30,
          1998

     (2)  Previously filed as an Exhibit to Cadiz's Current
          Report on Form 8-K dated May 10, 1999

     (3)  Previously filed as an Exhibit to Cadiz's Current
          Report on Form 8-K dated December 29, 2000

     (4)  Previously filed as an Exhibit to Cadiz's Quarterly
          Report on Form 10-Q for the quarter ended September 30,
          2001

     (5)  Previously filed as an Exhibit to Amendment No. 1 to
          Cadiz's Registration Statement on Form S-1
          (Registration Statement No. 333-19109)

     (6)  Previously filed as an Exhibit to Amendment No. 2 to
          Sun World's Registration Statement on Form S-4
          (Registration Statement No. 333-31103)

     (7)  Previously filed as an Exhibit to Cadiz's Annual Report on Form 10-K for the fiscal year ended December 31,
          1997

     (8)  Previously filed as Exhibits 4.8 and 4.10 to Cadiz's
          Registration Statement on Form S-3 (Registration No.
          333-53768)

     (9)  Previously filed as Exhibits 4.9 and 4.11 to
          Cadiz's Registration Statement on Form S-3
          (Registration No. 333-53768)

     (10) Previously filed as Exhibits 4.12 and 4.13 to
          Cadiz's Registration Statement on Form S-3
          (Registration No. 333-53768)

     (11) Previously filed as Exhibits 4.14 and 4.15 to
          Cadiz's Registration Statement on Form S-3
          (Registration No. 333-53768)

ITEM 17.  UNDERTAKINGS.

(a)  The undersigned registrant hereby undertakes:

     (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i)  To  include  any  prospectus required  by  section
               10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

          (iii)To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement;

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) That for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of
     1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                      SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form
S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Santa Monica, State of California, on December 12, 2001.


                              CADIZ INC.
                              Registrant

                              By:  /s/ Keith Brackpool
                                   -----------------------------
                                   Keith Brackpool
                                   Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

      SIGNATURE              TITLE                       DATE
      ---------              -----                       ----

/s/ Keith Brackpool     Chief Executive Officer      December 12, 2001
-------------------     Chairman of the Board
Keith Brackpool         and Director
                        (Principal Executive Officer)

/s/ Stanley E. Speer    Chief Financial Officer      December 12, 2001
--------------------    (Principal Financial and
Stanley E. Speer         Accounting Officer


/s/ Dwight W. Makins     Director                    December 12, 2001
--------------------
Dwight W. Makins


/s/ Murray H. Hutchison  Director                    December 12, 2001
-----------------------
Murray H. Hutchinson


/s/ Mitt Parker          Director                    December 12, 2001
-------------------
Mitt Parker

/s/ Timothy J. Shaheen   Director                    December 12, 2001
----------------------
Timothy J. Shaheen


/s/ Anthony L. Coelho    Director                    December 12, 2001
---------------------
Anthony L. Coelho


                         EXHIBITS INDEX


Exhibit No.:                       Title of Document
------------   --------------------------------------------------

  4.1   Specimen Form of Stock Certificate for Cadiz common stock(1)

  4.2   Cadiz Certificate of Designations of Series A
        Junior Participating Preferred Stock dated May 11,
        1999(2)

  4.3   Cadiz Certificate of Designations of Series D
        Preferred Stock dated December 28, 2000(3)

  4.4 Cadiz Certificate of Correction Filed to Correct the Certificate of Designations of Series D Preferred
        Stock dated December 28, 2000(3)

  4.5   Cadiz Certificate of Designations of Series E-1
        Preferred Stock dated October 22, 2001(4)

  4.6   Cadiz Certificate of Designations of Series E-2
        Preferred Stock dated November 28, 2001

  4.7   Indenture dated as of April 16, 1997 among Sun
        World as issuer, Sun World and certain subsidiaries of Sun World as guarantors, and The Bank of New York, successor in interest to IBJ Whitehall Bank & Trust Company, as trustee, for the benefit of holders of 11-1/4% First Mortgage Notes due 2004 (including as Exhibit A to the Indenture, the form of the Global Note and the form of each Guarantee)(5)

  4.8   Amendment to Indenture dated as of October 9, 1997(6)

  4.9   Amendment to Indenture dated as of January 23, 1998(7)

  4.10  Form of Initial Warrant to Purchase Common Stock of
        Cadiz issued to each of OZ Master Fund, Ltd. (45,000 shares) and OZF Credit Opportunities Master Fund, Ltd.
        (5,000 shares), respectively(8)

  4.11 Form of Subsequent Warrant to Purchase Common Stock of Cadiz issued to each of OZ Master Fund, Ltd. (45,000 shares) and OZF Credit Opportunities Master Fund, Ltd.
        (5,000 shares), respectively(9)

  4.12  Form of First Warrant to Purchase Common Stock of
        Cadiz issued to each of OZ Master Fund, Ltd. (135,000 shares) and OZF Credit Opportunities Master Fund, Ltd.
        (15,000 shares), respectively(10)

  4.13  Form of Second Warrant to Purchase Common Stock of
        Cadiz issued to each of OZ Master Fund, Ltd. (67,500 shares) and OZF Credit Opportunities Master Fund, Ltd.
        (7,500 shares), respectively(11)

  4.14  Form of Initial Warrant to Purchase Common Stock of
        Cadiz issued to each of OZ Master Fund, Ltd. (46,667 shares) and OZF Credit Opportunities Master Fund, Ltd.
        (23,333 shares), respectively

  4.15  Form of Initial Mandatory Conversion Warrant to
        Purchase Common Stock of Cadiz issued to each of OZ
        Master Fund, Ltd. (25,000 shares) and OZF Credit
        Opportunities Master Fund, Ltd. (12,500 shares), respectively

  4.16  Form of Commitment Exercise Warrant to Purchase
        Common Stock of Cadiz issued to each of OZ Master Fund,
        Ltd. (46,667 shares) and OZF Credit Opportunities Master
        Fund, Ltd. (23,333 shares), respectively

  4.17  Form of Commitment Mandatory Conversion Warrant to
        Purchase Common Stock of Cadiz issued to each of OZ
        Master Fund, Ltd. (25,000 shares) and OZF Credit
        Opportunities Master Fund, Ltd. (12,500 shares), respectively

  5.1 Opinion of Miller & Holguin as to the legality of the securities being registered

  23.1  Consent of PricewaterhouseCoopers LLP

  23.2  Consent of Miller & Holguin (included in its
        opinion filed as Exhibit 5.1)
_________________________

(1) Previously filed as an Exhibit to Cadiz's Quarterly Report on Form 10-Q for the quarter ended September 30, 1998

(2)  Previously filed as an Exhibit to Cadiz's Current Report on
     Form 8-K dated May 10, 1999

(3)  Previously filed as an Exhibit to Cadiz's Current Report on
     Form 8-K dated December 29, 2000

(4) Previously filed as an Exhibit to Cadiz's Quarterly Report on Form 10-Q for the quarter ended September 30, 2001

(5)  Previously filed as an Exhibit to Amendment No. 1 to Cadiz's
     Registration Statement on Form S-1 (Registration Statement
     No. 333-19109)

(6)  Previously filed as an Exhibit to Amendment No. 2 to Sun
     World's Registration Statement on Form S-4 (Registration
     Statement No. 333-31103)

(7)  Previously filed as an Exhibit to Cadiz's Annual Report on
     Form 10-K for the fiscal year ended December 31, 1997

(8)  Previously filed as Exhibits 4.8 and 4.10 to Cadiz's
     Registration Statement on Form S-3 (Registration No. 333-
     53768)

(9)  Previously filed as Exhibits 4.9 and 4.11 to Cadiz's
     Registration Statement on Form S-3 (Registration No. 333-
     53768)

(10) Previously filed as Exhibits 4.12 and 4.13 to Cadiz's
     Registration Statement on Form S-3 (Registration No. 333-
     53768)

(11) Previously filed as Exhibits 4.14 and 4.15 to Cadiz's
     Registration Statement on Form S-3 (Registration No. 333-
     53768)